Exhibit 4.3

SECURED PROMISSORY NOTE – REVOLVING

Up to $3,000,000	San Diego, CA
April 8, 2022

FOR VALUE RECEIVED, SurgePays, Inc. (the “Borrower”) promises to pay in lawful money of the United States to the order of Lender on or before two hundred seventy (270) calendar days after each Draw Down Date (as defined below), each a “Maturity Date”, an amount not to exceed the principal sum of THREE MILLION DOLLARS ($3,000,000), and to pay interest to the Lender on the outstanding principal amount of this Promissory Note in accordance with the provisions hereof. All requests by Borrower for advances hereunder shall be in writing and submitted to Lender no later than nine months after the date hereof. The Lender in its sole discretion may accept or reject any request by Borrower for advances hereunder.

This Promissory Note is issued pursuant to, and is subject to, that certain Loan Agreement between Borrower and Lender dated as of the date hereof (“Loan Agreement”).

The Borrower’s obligations under this Promissory Note shall be secured by and Borrower hereby grants to lender a perfected security interest against all of the tangible and intangible assets owned by Borrower, and in the Collateral, as defined in that certain Security Agreement, dated on or about the date hereof between the Borrower and the Lender. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Loan Agreement or Security Agreement.

This Promissory Note is subject to the following additional provisions:

Section 1. Draw Down Date; Draw Down Amount.

a. Draw Down Date(s). The Draw Down Dates are the dates that funds are received by the Borrower from the Lender.

b. Draw Down Amount(s). The Draw Down Amounts are the amounts of funds received by the Borrower from the Lender. The total amount of all outstanding Draw Down Amounts will equal the outstanding principal amount under this note.

Section 2. Participation Fee.

a. Participation Fee. None

Section 3. Interest; Prepayment

a. Interest. Interest shall be applied on the outstanding principal amount of this Promissory Note and accrue daily at a monthly rate of two percent (2%). The Borrower shall pay to the Lender any and all accrued but unpaid interest hereunder on the applicable Maturity Date. Interest and/or any other sums due which are not paid when due hereunder shall be compounded monthly and shall bear interest at the Default Rate described in the Loan Agreement.

SurgePays Secured Promissory Note - Revolving

b. Prepayment. The Borrower may prepay all or any portion of the principal amount of this Promissory Note, or any accrued and unpaid interest thereon, without penalty at any time. Any payment made pursuant to this Promissory Note shall be credited first to interest then due, the remainder of the payment to principal, and interest shall thereupon cease upon the principal so credited.

c. Mandatory Prepayments. The Borrower shall be required to make mandatory prepayments to Lender upon the following terms:

None

Section 4. Event of Default.

a. “Event of Default” shall have the meaning set forth in the Loan Agreement. Upon the occurrence and during the continuance of an Event of Default, the outstanding principal and all accrued and unpaid interest shall become immediately due and payable and shall bear interest equal to the Default Rate described in the Loan Agreement, and be payable in accordance with the Loan Agreement from the date such Event of Default occurs until the date such Event of Default is cured or waived in writing in accordance herewith.

Section 5. Miscellaneous

a. Waiver. The Borrower expressly waives all notices, demands, presentments, protests, and all other suretyship and similar defenses in connection with the execution, delivery, payment and enforcement of this Promissory Note. No indulgence granted by Lender hereof in any instance shall constitute a waiver or consent to any other indulgence in any other similar or dissimilar, prior or subsequent instance. This Promissory Note may not be amended, modified, or supplemented except by written agreement signed by the Lender and the Borrower. Time is of the essence with respect to all obligations of Borrower under this Promissory Note.

b. Notices. Any and all notices or other communications or deliveries to be provided by the Lender hereunder shall be in writing and delivered personally, by facsimile, by email or sent by a nationally recognized overnight courier service, addressed to the Borrower, at the address set forth below, or such other facsimile number, email or address as the Borrower may specify for such purpose by notice to the Lender delivered in accordance with this Section.

c. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Promissory Note shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the principles of conflict of laws thereof. Borrower agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Promissory Note or the other agreements (whether brought against Borrower or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of San Diego, County of San Diego (the “San Diego Courts”). Borrower hereby irrevocably submits to the exclusive jurisdiction of the San Diego Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Promissory Note), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such San Diego Courts, or such San Diego Courts are improper or inconvenient venue for such proceeding. Borrower hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to Borrower at the address in effect for notices to it under this Promissory Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. If Lender shall commence an action or proceeding to enforce any provisions of this Promissory Note, then Lender shall be reimbursed by Borrower for its attorney’s fees and other costs and expenses reasonably incurred in the investigation, preparation and prosecution of such action or proceeding.

SurgePays Secured Promissory Note - Revolving

d. Other. To the fullest extent permitted by law, the Borrower agrees not to insist upon or plead or in any manner whatsoever claim, and shall resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, in force at the time of execution of this Promissory Note or hereafter, in connection with any action that may be brought by the Lender in order to enforce any right or remedy under this Promissory Note. Notwithstanding any provision to the contrary contained herein, it is expressly agreed and provided that the total liability of the Borrower under this Promissory Note for payments in the nature of interest shall not exceed the maximum lawful interest rate authorized under applicable law. If the effective interest rate otherwise applicable under this Promissory Note exceeds such maximum lawful interest rate, then such applicable interest rate shall be reduced so as not to exceed such maximum lawful interest rate.

e. Waiver of Jury Trial. BORROWER, TO THE FULL EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THE LOAN, THE LOAN DOCUMENTS OR ANY CONDUCT, ACT OR OMISSION OF LENDER OR BORROWER, OR ANY OF THEIR DIRECTORS, OFFICERS, PARTNERS, MEMBERS, EMPLOYEES, AGENTS OR ATTORNEYS, OR ANY OTHER PERSONS AFFILIATED WITH LENDER OR BORROWER, IN EACH OR THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

f. Partial Invalidity. If any section or provision of this Note is declared invalid or unenforceable by any court of competent jurisdiction, said determination shall not affect the validity or enforceability of the remaining terms hereof. No such determination in one jurisdiction shall affect any provision of this Note to the extent it is otherwise enforceable under the laws of any other applicable jurisdiction.

SurgePays Secured Promissory Note - Revolving

g. Full Power and Authority. Borrower has the full power and ability to execute and deliver this Note, and this Note constitutes the valid and binding obligation of Borrower, enforceable in accordance with its terms.

h. Business Purpose Declaration. Borrower hereby agrees and acknowledges that the credit to be provided to Borrower by Lender in connection with this loan is to be used wholly or predominantly for business or investment purposes (or for both purposes).

BALLOON PAYMENT NOTICE:

THE OUTSTANDING PRINCIPAL AND ACCRUED INTEREST UNDER THIS NOTE IS PAYABLE IN FULL ON THE APPLICABLE MATURITY DATES. BORROWER MUST REPAY THE ENTIRE PRINCIPAL BALANCE OF THIS NOTE AND ANY ACCRUED AND/OR UNPAID INTEREST AND OTHER CHARGES WHEN DUE. LENDER IS UNDER NO OBLIGATION TO REFINANCE THIS NOTE OR THE UNDERLYING LOAN AT THAT TIME. BORROWER WILL, THEREFORE BE REQUIRED TO MAKE PAYMENT OUT OF OTHER ASSETS THAT BORROWER MAY OWN, OR BORROWER WILL HAVE TO FIND ANOTHER LENDER WILLING TO LEND YOU THE MONEY. IF YOU REFINANCE THIS LOAN AT MATURITY, YOU MAY HAVE TO PAY SOME OR ALL OF THE CLOSING COSTS, INCLUDING LOAN ORIGINATION FEES, NORMALLY ASSOCIATED WITH A NEW LOAN EVEN IF YOU OBTAIN REFINANCING FROM THE SAME LENDER.

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SurgePays Secured Promissory Note - Revolving

In Witness Whereof, the Borrower has caused this Promissory Note to be duly executed as of the date hereof.

SurgePays, Inc.

By:	/s/ Kevin Brian Cox
Name:	Kevin Brain Cox
Title:	CEO

Address:	3124 Brother Blvd., Suite 104
Bartlett, TN 38133

Email:

Phone:

AMENDMENT NO. 1 TO SECURED PROMISSORY NOTE - REVOLVING

This Amendment No. 1 to Secured Promissory Note - Revolving (the “Note”) dated as of April 8, 2022, between SurgePays, Inc., a Nevada corporation (the “Borrower”) and the Lender is dated as of June 2, 2022.

The Note is hereby amended as follows:

1. The principal sum of THREE MILLION DOLLARS ($3,000,000) in the first paragraph is changed to FIVE MILLION DOLLARS ($5,000,000).

Except as expressly modified by this Amendment No. 1 to Secured Promissory Note - Revolving, the Secured Promissory Note - Revolving remains in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Borrower has caused this Amendment No. 1 to Secured Promissory Note - Revolving to be executed and delivered as of the date hereof.

BORROWER: SurgePays, Inc.

By:	/s/ Tony Evers
Name:	Tony Evers
Title:	CFO